Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the incorporation by reference in Registration Statement No. 333-69460 and Registration Statement No. 333-141555 on Form S-8 of our report dated March 4, 2010 relating to the consolidated balance sheets of Chembio Diagnostics Inc. and Subsidiary as of December 31, 2009 and 2008 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years ended December 31, 2009 and 2008 appearing in this Annual Report on Form 10-K of Chembio Diagnostics, Inc. for the year ended December 31, 2009.

ParenteBeard LLC

/s/ ParenteBeard LLC

New York, New York
March 4, 2010